Exhibit 99.1

Rainmaker Systems, Inc. Announces $5.8 Million Registered Direct Common Stock Offering

Campbell, Calif., April 1, 2013 — Rainmaker Systems, Inc. (NASDAQ: RMKR) (the “Company”) today announced that it has entered into subscription agreements with members of its Board of Directors and various other investors for the sale of an aggregate of 12,981,704 shares of the Company’s common stock in an issuer directed, registered direct offering. The shares were priced at $0.45, the consolidated closing bid price on the NASDAQ Capital Market on March 28, 2013, for gross proceeds to the Company of approximately $5.8 million. The offering is expected to close on or about April 3, 2013, subject to customary closing conditions. The Company intends to use the proceeds from this offering for general corporate purposes, including working capital and capital expenditures.

The shares described above are being offered directly by the Company pursuant to a shelf registration statement that was declared effective on March 7, 2011 by the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained directly from the Company at 900 East Hamilton Avenue, Suite 400, Campbell, California 95008, Attention: Mallorie Burak, or from the website of the Securities and Exchange Commission at www.sec.gov.

The Company engaged Scarsdale Equities LLC to act as a placement agent for the offering.

This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rainmaker

Rainmaker is a Commerce-as-a-Service (CaaS) company that helps large enterprises gain greater market share and increased brand awareness for their cloud-based or on-premise based product offerings in the worldwide SMB markets.

Safe Harbor Statement

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. The Company has based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations of the dollar amount to be received in proceeds, the Company’s ability to complete an offering and the Company’s expectations for the use of proceeds from an offering. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained under the caption “Risk Factors” in Exhibit 99.2 of the Company’s Current Report on Form 8-K filed on March 25, 2013 and in other filings the Company makes with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

CONTACT:

Mallorie Burak

408.340.2510 landline | 408.893.9311 cell

mallorie.burak@rmkr.com